As filed with the Securities and Exchange Commission on June 4, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOVELLUS SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

California	77-0024666
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4000 North First Street
San Jose, CA 95134
(Address of Principal Executive Office Including Zip Code)

Novellus Systems, Inc. Amended and Restated 1992 Stock Option Plan
Novellus Systems, Inc. Amended and Restated 1992 Employee Stock Purchase Plan
Novellus Systems, Inc. 2001 Stock Incentive Plan
Novellus Systems, Inc. 2001 Non-Qualified Stock Option Plan
Novellus Systems, Inc. 401(k) Plan
GaSonics International Corporation 1994 Stock Option/Stock Issuance Plan
Gamma Precision Technology 1998 Stock Option Plan
GaSonics International Corporation 2000 Supplemental Stock Option Plan
(collectively the “Novellus Plans”)
(Full titles of the plans)

Kevin S. Royal
Vice President and Chief Financial Officer
Novellus Systems, Inc.
4000 North First Street
San Jose, CA 95134
(Name and address of agent for service)

(408) 943-9700
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered(1)	share (2)	price (1)(2)	registration fee(1)

Common Stock, no par value	31,896,675	$42.495	$309,746,055.00	$28,496.64

(1)	Of the 31,896,675 shares of Common Stock (the “Shares”) being registered:

     (i)  7,289,000 (not previously registered) Shares are being registered as follows:

          (1) 1,000,000 Shares issuable under the Novellus Systems, Inc. Amended and Restated 1992 Employee Stock Purchase Plan.

          (2) 139,000 Shares issuable under the Novellus Systems, Inc. GaSonics International Corporation 1994 Stock Option/Stock Issuance Plan.

          (3) 6,000,000 Shares issuable under the Novellus Systems, Inc. 2001 Non-Qualified Stock Option Plan.

          (4) 150,000 Shares issuable under the Novellus Systems, Inc. 401(k) Plan.

     (ii)  16,900,277 Shares issuable under the Novellus Systems, Inc. Amended and Restated 1992 Stock Option Plan were previously registered pursuant to Registration Statements on Form S-8 (“Form S-8”) as follows: 5,805,000 Shares were registered on Form S-8 filed January 19, 2001, Commission File No. 333-54058 and the registration fee of $57,234 with respect to such Shares was paid at that time; 4,200,000 Shares were registered on Form S-8 filed June 11, 1999, Commission File No. 333-80453 and the registration fee of $21,673 with respect to such Shares was paid at that time; 3,300,000 Shares were registered on Form S-8 filed October 13, 1998, Commission File No. 333-65567 and the registration fee of $7,260 with respect to such Shares was paid at that time; and 3,595,277 Shares were registered on Form S-8 filed September 12, 1997, Commission File No. 333-35487 and the registration fee of $20,698 with respect to such Shares was paid at that time. The above Share amounts reflect the Registrant’s 2-for-1 stock split effected September 29, 1997 and the Registrant’s 3-for-1 stock split effected December 31, 1999.

     (iii)  449,757 Shares issuable under the Novellus Systems, Inc. Amended and Restated 1992 Employee Stock Purchase Plan were registered on Form S-8 filed June 11, 1999, Commission File No. 333-80453 and the registration fee of $2,321 with respect to such Shares was paid at that time. The above Share amount reflects the Registrant’s 3-for-1 stock split effected December 31, 1999.

     (iv)  6,360,000 Share issuable under the Novellus Systems, Inc. 2001 Stock Incentive Plan were registered on Form S-8 filed September 25, 2001, Commission File No. 333-70146 and the registration fee of $46,063 with respect to such Shares was paid at that time.

     (v)  745,337 Shares issuable under the GaSonics International Corporation 1994 Stock Option/Stock Issuance Plan were registered on Form S-8 filed January 19, 2001, Commission File No. 333-54056 and the registration fee of $4,814 with respect to such Shares was paid at that time.

     (vi)  93,747 Shares issuable under the Gamma Precision Technology 1998 Stock Option Plan were registered on Form S-8 filed January 19, 2001, Commission File No. 333-54056 and the registration fee of $932 with respect to such Shares was paid at that time.

     (vii)  23,557 Shares issuable under the GaSonics International Corporation 2000 Supplemental Stock Option Plan were registered on Form S-8 filed January 19, 2001, Commission File No. 333-54056 and the registration fee of $153 with respect to such Shares was paid at that time.

     (viii)  35,000 Shares issuable under the Novellus Systems, Inc. 401(k) Plan were registered on Form S-8 filed January 19, 2001, Commission File No. 333-54056 and the registration fee of $225 with respect to such Shares was paid at that time.

(2)  Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended. The price of $42.495 per share represents the average of the high and low price per share of Common Stock of Novellus Systems, Inc., as reported on the Nasdaq National Market on May 30, 2002.

     This Registration Statement shall also cover any additional Common Stock which becomes issuable under the Novellus Plans by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without the receipt of consideration which results in an increase in the number of the outstanding Common Stock of Novellus Systems, Inc.

     In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, with regard to the shares of Common Stock being registered pursuant to the Novellus Systems, Inc. 401(k) Plan this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part 1 of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     There are hereby incorporated by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

     1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”).

     2. The Company’s Current Report on Form 10-Q for the quarter ended March 30, 2002;

     3. The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on August 31, 1988.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred)

arising under the Act. The Registrant’s Articles of Incorporation and Bylaws provide for indemnification of its directors and officers, and permits indemnification of employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

Exhibit
Number	Description

5.1	Opinion of Morrison & Foerster LLP.
23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Arthur Andersen LLP.
25.1	Power of Attorney (see Signature Page)

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes;

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee plan’s annual report pursuant to Section 13(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Novellus Systems, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on June 4, 2002.

NOVELLUS SYSTEMS, INC.

By:	/s/ Richard S. Hill
Richard S. Hill Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Richard S. Hill and Kevin S. Royal, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming anything the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Richard S. Hill Richard S. Hill	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 4, 2002

/s/ Kevin S. Royal Kevin S. Royal	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 4, 2002

Robert H. Smith	Executive Vice President, Administration and Director

/s/ D. James Guzy D. James Guzy	Director	June 4, 2002

/s/ J. David Litster J. David Litster	Director	June 4, 2002

Signature	Capacity	Date

/s/ Yoshio Nishi Yoshio Nishi	Director	June 4, 2002

/s/ Glen Possley Glen Possley	Director	June 4, 2002

/s/ William R. Spivey William R. Spivey	Director	June 4, 2002

/s/ Delbert A. Whitaker Delbert A. Whitaker	Director	June 4, 2002

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Morrison & Foerster LLP.
23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Arthur Andersen LLP
25.1	Power of Attorney (see Signature Page)